Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and Full Year 2019 Financial Results and Provides Full Year 2020 Financial Outlook

SAN FRANCISCO, February 27, 2020 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months and full year ended December 31, 2019.

Fourth Quarter and Full Year 2019 Highlights

•	Revenue for the year ended December 31, 2019 increased 46% to $214.6 million over 2018

•	Revenue for the three months ended December 31, 2019 increased 41% year-over-year to $59.1 million

•	Gross margin for the full year 2019 was 75.5%, a year-over-year improvement of 180 basis points

•
Announced participation in a new, randomized, controlled study, GUARD-AF, sponsored by the Bristol-Myers Squibb-Pfizer Alliance, to determine if earlier detection of atrial fibrillation (AFib) through screening in previously undiagnosed individuals ultimately impacts the rate of stroke, compared to usual standard medical care

“The iRhythm team made substantial progress in 2019 driving our growth initiatives, including commercial execution, market penetration, and market expansion. Our competitive differentiation - and why physicians are selecting our Zio platform for ambulatory cardiac monitoring - can be attributed to an unrivaled combination of superior technology, clinical validation, sales, service and support,” said Kevin King, CEO. “I am confident we are in the best position to date to continue to grow our business. Our continued focus on increasing market penetration with our single Zio platform, driving operating scale through continued productivity improvements, and expanding our addressable market into new indications are key drivers as we move into 2020.”

Fourth Quarter Financial Results
Revenue for the three months ended December 31, 2019 increased 41% to $59.1 million, from $41.8 million during the same period in 2018. The increase was primarily due to increased salesforce productivity, expansion into new accounts, improved penetration of existing accounts, and the launch of Zio AT.

Gross profit for the fourth quarter of 2019 was $45.2 million, or 76.5% gross margin, up from $31 million, or gross margin of 74.1%, during the same period in 2018.

Operating expenses (OPEX) for the fourth quarter of 2019 were $62.9 million, compared to $44.1 million for the same period in 2018. The increase in operating expenses was driven by personnel-related costs from our sales team and sales support infrastructure, costs associated with the silent AF development project with Verily, increases in the company’s stock-based compensation expenses, costs associated with internal control efforts and bad debt expense. OPEX in the quarter was also driven by one-time charges associated with the company’s Q3’19 financial statement Revision, consulting costs attributable to revenue cycle management support and incremental bonus true-up for the year.

Net loss for the fourth quarter of 2019 was $17.3 million, or a loss of $0.65 per share, compared with net loss of $16.3 million, or a loss of $0.67 per share, for the same period in 2018.

Full Year 2019 Financial Results
Revenue for the year ended December 31, 2019 increased 46% to $214.6 million, from $147.3 million in 2018. The increase in revenue was primarily due to salesforce expansion, growth of new accounts, improved penetration of existing accounts, and the launch of Zio AT.

Gross profit for the year was $162.1 million, or 75.5% gross margin, up from $108.5 million, or 73.7% gross margin in 2018.

Operating expenses inclusive of Verily development for the year were $216.8 million, an increase of 41% compared to 2018. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the company’s sales force and support the growth in operations, costs associated with Verily development, increases to the company’s stock-based compensation expenses and costs associated with internal control development. OPEX for the year was also driven by one-time charges associated with the company’s Q3’19 financial statement Revision and consulting costs attributable to revenue cycle management support.

Net loss for 2019 was $54.6 million, or a loss of $2.16 per share, compared with net loss of $50.4 million, or a loss of $2.11 per share from 2018.

Cash, cash equivalents, short-term investments and long-term investments were $148.6 million as of December 31, 2019.

Guidance for Full Year 2020
iRhythm projects revenue for the full year 2020 to range from $280 million to $290 million, which represents 31% to 35% growth over the company’s prior year. Gross margins for the full year 2020 are expected to range from 76% to 77% and operating expenses for the full year 2020 to be between $265 million to $275 million including $52.5 million to $57.5 million for research and development and $212.5 million to $217.5 million for selling, general and administrative expense. These operating expense targets are inclusive of $15 million in costs associated with the company's silent AF development project with Verily.

iRhythm expects sales headcount to reach approximately 160 by year end 2020.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for International callers, and referencing Conference ID: 5206859 or from the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 2, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Consolidated Balance Sheets
(In thousands)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$20,462	$20,023
Short-term investments	120,089	58,320
Accounts receivable, net	23,867	19,790
Inventory	4,037	2,062
Prepaid expenses and other current assets	4,337	4,100
Total current assets	172,792	104,295
Long-term investments	8,030	—
Property and equipment, net	26,464	9,158
Operating lease right-of-use assets	90,124	—
Goodwill	862	862
Other assets	7,940	3,208
Total assets	$306,212	$117,523
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,243	$2,284
Accrued liabilities	32,586	26,688
Deferred revenue	1,251	1,223
Debt, current portion	1,944	—
Accrued interest	128	139
Operating lease liabilities, current portion	7,914	—
Total current liabilities	52,066	30,334
Debt, noncurrent portion	32,989	34,899
Deferred rent, noncurrent portion	—	153
Operating lease liabilities, noncurrent portion	85,748	—
Total liabilities	170,803	65,386
Stockholders’ equity:
Preferred stock	—	—
Common stock	25	23
Additional paid-in capital	395,695	257,955
Accumulated other comprehensive income (loss)	82	(16)
Accumulated deficit	(260,393)	(205,825)
Total stockholders’ equity	135,409	52,137
Total liabilities and stockholders’ equity	$306,212	$117,523

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue, net	$59,104	$41,782	$214,552	$147,277
Cost of revenue	13,915	10,806	52,485	38,795
Gross profit	45,189	30,976	162,067	108,482
Operating expenses:
Research and development	9,268	7,084	37,299	20,860
Selling, general and administrative	53,647	36,983	179,523	133,313
Total operating expenses	62,915	44,067	216,822	154,173
Loss from operations	(17,726)	(13,091)	(54,755)	(45,691)
Interest expense	(385)	(535)	(1,643)	(3,115)
Other income, net	829	429	1,895	1,501
Loss on extinguishment of debt	—	(3,029)	—	(3,029)
Loss before income taxes	(17,282)	(16,226)	(54,503)	(50,334)
Income tax provision	18	44	65	44
Net loss	$(17,300)	$(16,270)	$(54,568)	$(50,378)
Net loss per common share, basic and diluted	$(0.65)	$(0.67)	$(2.16)	$(2.11)
Weighted-average shares, basic and diluted	26,593,636	24,247,003	25,265,918	23,885,858